SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                 TELESCAN, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]  No fee required.

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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
                                 TELESCAN, INC.
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036
                                  -----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                  -----------

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Telescan, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Houston, Texas, 77036 at 10:00 A.M. (Daylight Standard Time) on Wednesday, June 17, 1998, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of Proxy are first being mailed to stockholders on or about May 8, 1998.

The close of business on April 27, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 11,063,191 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Stockholders may not cumulate their votes for the election of Directors. Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Item 2 set forth in the accompanying Notice. Shares represented by proxy that reflect abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted in tabulations of the votes cast on Items 1 and 2 whereas broker non-votes will not be counted in tabulations of the votes cast on Items 1 and 2.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN and (ii) FOR THE RATIFICATION OF HEIN + ASSOCIATES LLP INDEPENDENT ACCOUNTANTS. The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by the execution and submission of a revised Proxy,
(b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

                (1) ELECTION OF DIRECTORS FOR THE ENSUING YEAR

NOMINEES FOR DIRECTORS

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the Annual Meeting of Stockholders and any adjournment thereof. They have indicated that, unless otherwise specified in the Proxy, they intend to elect as Directors the nominees listed below. All eight (8) nominees are presently members of the Board of Directors. Each duly elected Director will hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed herein. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

DAVID L. BROWN, age 57, Chairman of the Board and CEO, has served as a director of the Company since 1989. Mr. Brown is co-author of CYBER-INVESTING: CRACKING WALL STREET WITH YOUR PERSONAL COMPUTER, a book on computerized investing and WALL STREET CITY, a book on investing on the Internet, both published by John Wiley & Sons, Inc. From 1978 to 1986, Mr. Brown was president and from 1992 to 1993, a director of Time Energy Systems, Inc., a public company, which changed its name to ACR Group, Inc. He has served as chairman of the U.S. Science and Technology Commission for the Emerging Leaders Summit Conference series with the USSR. For the past ten years, he has served as a director of the Alliance for Aging Research, based in Washington, D.C. He has also served as chairman of the New Millennium Committee of the Planetary Society, a group based in Pasadena, California, which supports space exploration. He has served as chairman of the Advisory Board of the Southwest Council of Public CEOs and on the boards of several banks and financial institutions. Mr. Brown began his career in the space program at NASA, where he headed the team of engineers who designed the landing gear for the first lunar module. Mr. Brown holds a B.S. degree in mechanical engineering from the University of Pittsburgh and an M.B.A. from the University of Houston.

DR. RICHARD K. CARLIN, age 42, Vice Chairman of the Board and Chief Technology Officer, was one of the founders of Telescan and has served as a director of the Company since 1989. From 1988 to April 1990, Dr. Carlin served as the director of Technology Information Center, a subsidiary of Maxwell Communications, where he managed the development and maintenance of a technology transfer online database. From 1983 to 1988, he was with D.B. Technology, Inc., the predecessor to the Company. From 1981 to 1983, Dr. Carlin was assistant professor at Rockefeller University. Dr. Carlin holds a B.S. degree in biophysical sciences from the University of Houston and a Ph.D. in biochemistry, also from the University of Houston. Dr. Carlin also is co-inventor of the technology for a `multi-provider online communications system' for which the Company received a patent in 1997.

ROGER C. WADSWORTH, age 50, Senior Vice President, has served as a director since 1989. From 1988 to 1990, Mr. Wadsworth served as President of the Company. From 1983 to 1988, Mr. Wadsworth was employed as vice president of Information Management Services, Inc., in Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983, he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth holds a B.B.A. degree from the University of Houston.

DR. RONALD W. HART, age 56, has been a Distinguished Scientist in Residence for the Food and Drug Administration, Public Health Service, since 1992. From 1980 to 1992, he was the director for the National Center for Toxicological Research, Food and Drug Administration, Public Health Service, Department of Health and Human Services in Jefferson, Arkansas. From 1987 to 1993, Dr. Hart served on the Board of Directors of First Commercial Bank Corporation of Little Rock, Arkansas. Dr. Hart has received over 30 awards and recognition for his research and administrative accomplishments and is an internationally recognized scientist and science manager holding the position of distinguished professor at a number of universities and colleges, including Cairo University, Cairo, Egypt; Gangzou University, Gangzou, China; and Moscow State University, Moscow, Russia. Dr. Hart also serves as a professor at the University of Arkansas for Medical Sciences and the University of Tennessee Center for Health Sciences. Dr. Hart has published over 500 manuscripts on various topics, including research management and administration and is a fellow of the American College of Toxicology, American Association for the Advancement of Science, and the Gerontology Society of America. Dr. Hart received his B.A. in 1967 from Syracuse University, an M.S. in 1970 and a Ph.D. in 1971 at the University of Illinois, Urbana. Dr. Hart has been a director since 1990.

BURT H. KEENAN, age 59, is Chairman and Chief Executive Officer of Independent Energy Holdings, plc, a London Stock Exchange listed company, which is the largest non-privatized generator/supplier of electricity in the deregulated markets of the United Kingdom. He was appointed to the Board of Directors in 1988. From 1969 to 1986, Mr. Keenan was the founder, Chairman and Chief Executive Officer of Offshore Logistics, Inc., a Nasdaq quoted marine and aviation oil and gas service company. Mr. Keenan is a director of Halter Marine, Inc., an American Stock Exchange listed company engaged in U.S. shipbuilding. He has a bachelors and masters degree from Tulane University and resides in London.

RUSSELL I. PILLAR, age 32, was appointed to the Board of Directors in February 1997. Mr. Pillar joined the Prodigy, Inc. Board of Directors in October 1996 as part of the group which purchased the pioneer online service provider from IBM and Sears, and became president and chief executive officer of its Prodigy Internet operating company subsidiary in September 1997. Since October 1991, Mr. Pillar has served as managing partner of Critical Mass, a private investment firm that provides capital and strategic planning services to companies in the information technology industry. From December 1993 through October 1996, he served as president, chief executive officer and director of Precision Systems, Inc., a publicly traded provider of voice, data and video-based enhanced service communications software. In addition to his service on a number of private corporate boards of directors, Mr. Pillar is a director of Summa Four, Inc. Mr. Pillar graduated Phi Beta Kappa, cum laude from Brown University with an A.B. in East Asian Studies, where he was a Japan Airlines International Scholar, a Harold T. Wilson Award winner and a national finalist in the Rhodes Scholarship Competition.

WILLIAM D. SAVOY, age 33, currently serves as vice president of Vulcan Ventures Incorporated, a venture capital fund wholly-owned by Paul G. Allen, co-founder of Microsoft Corporation. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its president in 1988. From November 1990 until the present, Mr. Savoy has served as president for Vulcan Northwest Inc., a company which manages the personal financial activities of Mr. Allen. Mr. Savoy serves on the Advisory Board of Dream Works SKG of Los Angeles, California and serves on the Board of Directors of CNET, Inc. of San Francisco, California, Harbinger Corporation of Atlanta, Georgia, Metricom, Inc. of Los Gatos, California, Ticketmaster Corporation of Los Angeles, USA Networks, Inc. of St. Petersburg, Florida and U.S. Satellite Broadcasting of Minneapolis, Minnesota. He also represents Mr. Allen in a wide variety of other personal financial transactions. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy was appointed as a director of the Company in 1993.

STEPHEN C. WOOD, age 46, is currently president and chief executive officer of Wireless Services Corporation based in Bellevue, Washington. Until May 1996, Mr. Wood was president and CEO of Notable Technologies, L.L.C., which filed for bankruptcy in 1996. From 1993 through 1994, Mr. Wood served as vice president of Information Broadcasting for McCaw Development Corporation located in Kirkland, Washington. Until February 1993, he was president of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Mr. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in Research & Development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was general manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University. Mr. Wood is a member of the Board of Directors of CyberAction Limited, a Bermuda-based company that intends to market online services internationally, including services licensed from Telescan. Mr. Wood was appointed to the Board of Directors in 1992.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an audit committee and a compensation committee of the Board of Directors. The Audit Committee currently consists of Mr. Wood (Chairman), Dr. Hart, Mr. Keenan, Mr. Pillar and Mr. Savoy. The Compensation Committee currently consists of Mr. Wood (Chairman), Dr. Hart, Mr. Keenan, Mr. Pillar and Mr. Savoy. The Company does not presently have a nominating committee of the Board of Directors.

The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee meets privately with the Chief Financial Officer and with the Company's independent public accountants and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by the outside independent accountants. The Audit Committee reports its activities to the full Board after each such meeting so that the Board is kept informed of its activities on a current basis. In addition, the activities and responsibilities of the Audit Committee include the nomination or selection of the independent auditors, review of results of the audit and a detailed review of the overall Company and the adequacy of the Company's internal controls. There were four Audit Committee meetings during fiscal 1997.

The primary purpose of the Compensation Committee is to evaluate and recommend the compensation which the corporate officers as well as the directors should receive. This evaluation includes, in addition to the cash compensation which the committee recommends for the Company's officers and/or directors, recommendations for cash bonuses, and other non-cash compensation to be paid or distributed during the last fiscal year or to be distributed in the future. The Compensation Committee met four times during fiscal 1997.

The Company held five meetings of its Board of Directors during the fiscal year ended December 31, 1997. Mr. Savoy attended 50% of the Audit Committee meetings and 50% of the Compensation Committee meetings. Mr. Pillar and Mr. Keenan attended 50% of the Compensation Committee meetings. Except as set forth in the previous sentences, no director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and the meetings of any committee of the Board of Directors on which he served.

COMPENSATION OF  EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS:
The following persons are the executive officers of the Company:


       NAME                          POSITION

       David L. Brown                Chairman of the Board and Chief Executive
                                     Officer

       Dr. Richard K. Carlin         Vice Chairman of the Board and Chief
                                     Technology Officer

       Luiz V. Alvim                 Executive Vice President and Chief
                                     Operating Officer

       Ronald Warren                 Chief Financial Officer

       Roger C. Wadsworth            Senior Vice President

       Joseph F. Frantz II           Vice President

       Daniel C. Hollander           Vice President

       Danny E. Hoover               Vice President

       William T. Melton             Vice President

       Jerrold B. Smith              Vice President

       Neil S. Waldman               Vice President


Information concerning the business experience of Messrs. Brown, Carlin and Wadsworth is provided under the section entitled "Nominees for Directors."

LUIZ V. ALVIM, age 67, was appointed Chief Operating Officer in May 1996. He was named Executive Vice President and "Acting" Chief Operating Office of Telescan in March 1996, after having served as the Company's Director of Financial Research and Chairman of the International Committee since 1994. From 1975 to 1977 Mr. Alvim was the director of special operations at A. Schulman, Inc. From 1977 through 1987, Mr. Alvim served as president of Intergulf, Inc. In 1987, Mr. Alvim joined Telescan as the Special Assistant to the CEO where he served until 1988 when he joined PanAtlantica SA. as executive vice president and chief operating officer. Mr. Alvim returned to Telescan in 1994. Mr. Alvim holds a Masters degree in civil engineering from the University of Porto in Portugal.

RONALD WARREN, age 51, was appointed Chief Financial Officer of Telescan in October 1996. From 1986 to 1996, Mr. Warren served as vice president and chief financial officer of CogniSeis Development, Inc., a multinational company that developed and sold computer software, hardware and systems to a worldwide customer base. From 1975 to 1985, Mr. Warren held various financial management positions at Sonat Offshore Drilling, Inc., a large international drilling contractor, including treasurer and controller. Mr. Warren holds M.B.A. and B.A. degrees from Hofstra University and is a Certified Public Accountant.

JOSEPH F. FRANTZ II, age 34, Vice President of the Company since May 1995, previously held the positions of Computer Operations Manger, End-User Software Product Manager and Senior Programmer. Mr. Frantz joined the Company in 1987 as a Technical Support Representative. Mr. Frantz holds a B.S. in Applied Mathematics from the University of Houston and a M.S. in Management Computing and Systems from Houston Baptist University. He is co-inventor of the technology for a `multi-provider online communications system' for which the Company received a patent in 1997.

DANIEL C. HOLLANDER, age 41, was appointed Vice President in November 1996. Prior to the appointment, he held the position of Director of Client Services. Before joining the Company in March 1995, Mr. Hollander served as regional technology manager for Ernst & Young and manager of information systems support for Ericsson Radio Systems. Mr. Hollander holds a B.S. in Civil Engineering from Ohio State University.

DANNY E. HOOVER, age 50, Vice President since September 1996, previously held the positions of Manager of Development, Manager of Windows Development and Senior Windows Programmer. Before joining the Company in 1992, Mr. Hoover was employed as operations manager for Praxis Incorporated, a supervisory control automation company in Houston, Texas. Mr. Hoover holds a B.S. in Electrical Engineering from Texas A&M University.

WILLIAM T. MELTON, age 61, Vice President since January 1995, previously held the position of Manager of Project Development. Before joining the Company in October 1993, Mr. Melton served as a project manager with IBM, having previously served in other sales positions as a 30-year employee of that company. Mr. Melton holds both a B.S. in Business Administration and an M.B.A. from the University of Arkansas.

JERROLD B. SMITH, age 45, Vice President since March 1998, has been with the Company since 1995. Mr. Smith previously held the positions of Business Development Manager for Telescan's Internet site, Wall Street City(R), and Technical Support Supervisor. From 1976 to 1986, Mr. Smith was a salesman and ultimately regional vice president of Donmoor, Inc. of New York, a wholesale apparel manufacturer. From 1986 to 1988, Mr. Smith was national sales manager for USOne Apparel, also of New York. Prior to joining the Company, Mr. Smith practiced financial planning and asset management in Houston, Texas. Mr. Smith holds a B.S. in Business Administration from the University of Houston.

NEIL S. WALDMAN, age 41, Vice President since May 1995, previously held the position of Director of Institutional Sales. Before joining the Company in 1993, Mr. Waldman was employed as manager of business development for IDD Information Services, Inc., where he was instrumental in the introduction of three new products for the investment management and brokerage communities. From 1989 to 1991, Mr. Waldman served as vice president of sales and marketing for Vista Computer, Inc., where he directed sales and marketing for the developer of integrated software solutions targeted at international commodities traders. Mr. Waldman holds a B.S. in Business Administration from Northeastern University.

EXECUTIVE COMPENSATION

The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1997, 1996 and 1995, of the Chief Executive Officer and the Company's other most highly compensated executive officers who were serving as executive officers at the end of 1997 and who earned more than $100,000 that year. No other executive officers of the Company received compensation which exceeded $100,000 during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                            ANNUAL COMPENSATION               COMPENSATION
                     ----------------------------------   ---------------------
                                                               SECURITIES
NAME                 YEAR        SALARY        BONUS       UNDERLYING OPTIONS

David L. Brown       1997       $138,425        ---              31,443
Chief Executive      1996       $124,906        ---              12,000
Officer              1995       $107,625        ---              11,740


Richard K. Carlin    1997       $101,598       $2,911            15,941
Chief Technology     1996       $89,257         ---              7,500
Officer              1995       $78,875         ---              7,340


Luiz V. Alvim        1997       $105,404        ---              16,505
Chief Operating      1996       $87,894         ---              22,000
Officer              1995       $61,405         ---              8,000


Neil S. Waldman      1997       $111,755       $6,267            7,474
Vice President       1996       $103,216        ---              2,500
                     1995       $117,072        ---              10,000

DIRECTOR COMPENSATION

The Company does not currently pay any cash directors' fees, but it reimburses expenses incurred by its directors to attend board meetings. Directors who are not officers of the Company were granted stock options on February 1, 1998 for 5,000 shares at an exercise price of $6.44 exercisable until January 31, 2008 for services provided to the Company as directors.

STOCK OPTIONS

The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 1997, (ii) the total number of unexercised options through 1997 and (iii) the value of the unexercised in-the-money options. Stock options were exercised by David L. Brown, Chief Executive Officer, during 1997. During 1997, David L. Brown, Chief Executive Officer, exercised 113,738 stock options, including 9,435 shares that had not vested, as to which the Board of Directors gave early dispensation to exercise.

                    OPTION GRANTS IN LAST FISCAL YEAR
                           (Individual Grants)

                                 PERCENT                        POTENTIAL REALIZABLE
                                 OF TOTAL                         VALUE AT ASSUMED
                                 OPTIONS                           ANNUAL RATE OF
                     NUMBER OF   GRANTED                            STOCK PRICE
                     SECURITIES  TO         EXERCISE              APPRECIATION FOR
                     UNDERLYING  EMPLOYEES  PRICE                   OPTION TERM
                      OPTIONS    IN FISCAL    PER    EXPIRATION     -----------
NAME                 GRANTED(1)     YEAR     SHARE     DATE        5%        10%
----                 -------        ----     -----     ----       ---        ---
David L. Brown       19,500(1)      9.6%     $4.75   8/13/2000  $17,504    $37,337
Chief Executive      11,933(2)      5.8%     $5.13   8/13/2000   $7,074    $20,602
Officer

Richard K. Carlin    12,188(1)      6.0%     $4.75   8/13/2000  $10,940    $23,336
Chief Technology      3,753(2)     1.8%     $5.13   8/13/2000   $3,081      $6,479
Officer

Luiz V. Alvim        11,375(1)      5.6%     $4.75   8/13/2000  $10,211    $21,780
Chief Operating       5,130(2)     2.5%     $5.13   8/13/2000   $4,212      $8,857
Officer

Neil S. Waldman        5,000(1)     2.4%     $4.75   8/13/2000   $4,488      $9,574
Vice President         2,474(2)     1.2%     $5.13   8/13/2000   $2,031      $4,271

(1) Options vest 33% annually beginning 12 months after the date of grant.
(2) Options vest immediately upon grant date.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES


                                             NUMBER OF          VALUE OF
                                            SECURITIES         UNEXERCISED
                                            UNDERLYING        IN-THE-MONEY
                                            UNEXERCISED          OPTIONS
                                            OPTIONS AT             AT
                                          FISCAL YEAR END    FISCAL YEAR END
                      SHARES               ____________      ______________
                     ACQUIRED    VALUE     EXERCISABLE/       EXERCISABLE/
NAME                ON EXERCISE REALIZED   UNEXERCISABLE      UNEXERCISABLE

David L. Brown,
CHIEF EXECUTIVE
OFFICER               113,738   $513,690   18,000/29,935      ---- /$37,670

Richard K. Carlin
CHIEF TECHNOLOGY
OFFICER                None       None     78,048/24,733    $337,358/$37,443

Luiz V. Alvim
CHIEF OPERATING
OFFICER                None       None     27,776/28,729     $31,337/$33,183

Neil S. Waldman
VICE PRESIDENT         None       None     13,099/11,875     $16,511/$23,450

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph compares the Company's total stockholder return over the last five years to the Standard & Poor's Computer Software and Service Index and the NASDAQ Stock Market Index. Cumulative total return values are based on annual total return values which assume reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                   1992  1993   1994   1995  1996   1997
                                   ----  ----   ----   ----  ----   ----
TELESCAN,  INC. COMMON STOCK        100   500    229    436   265    407
NASDAQ STOCK MARKET  INDEX          100   115    112    159   195    240
S & P COMPUTER SOFTWARE &
  SERVICE INDEX                     100   128    151    212   330    459

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

During 1997, the Compensation Committee of the Board of Directors consisted of Dr. Ronald W. Hart, Mr. Burt H. Keenan, Mr. William D. Savoy and Mr. Stephen C. Wood as Chairman.

The goal of the Compensation Committee is to develop compensation policies to attract and retain highly qualified officers, directors and middle managers for the Company, consistent with maintaining a strong competitive incentive environment and instilling a clear sense of dedication to total stockholder return.

Components of executive compensation include base salary, incentive bonus and stock options. Salary levels for executive officer positions reflect the duties and levels of responsibilities inherent in the position. Salaries of executive officers are reviewed annually and the primary criteria influencing salary adjustments is the individual's performance and contribution to the Company.

In 1996, the Company implemented a cash bonus plan based on revenue and profit performance relative to budgeted goals. No bonuses were paid in 1996. In 1997, officers received a bonus and could elect payment in the form of cash, stock options or a combination thereof. Pursuant to the bonus plan, approximately $22,000 was paid in cash and 33,086 options were granted, which vested immediately upon the date of grant.

Stock options are used by the Company as a long-term incentive plan and allow executives the opportunity to acquire and build an ownership in the Company. In February 1997, the executive officers combined with all active employees were awarded stock options. The award level is based upon the position held and the employee's ability to influence the Company's long-term performance. Options were granted with an exercise price of $4.75, the price on the date of grant, and executive officers options vest ratably over three years beginning twelve months after the grant date. Additionally, as part of the bonus plan, an aggregate of 33,086 options were granted in July 1997.

As one of the factors in determining executive compensation, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various types of compensation and benefits. From time to time, interpretations of and changes in the tax laws affect the deductibility of compensation. The Compensation Committee currently does not anticipate that compensation paid to the executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code.

The compensation for the Chief Executive Officer is generally determined using the same evaluation criteria used for other officers and managers of the Company. The Chief Executive Officer received a base salary in fiscal 1996 of $124,906. The Committee increased the Chief Executive Officer's base salary in fiscal 1997 to $138,425. In addition, the Committee approved the grant of a stock option to acquire 19,500 shares to the Chief Executive Officer to provide him an additional equity interest in the Company. Further, the Chief Executive Officer elected to receive his bonus in 1997 in the form of stock options; accordingly, an additional 11,933 options were granted. The Chief Executive Officer has fully met Board and Committee expectations with respect to the growth and development of the Company.

                  Stephen C. Wood, Chairman           Burt H. Keenan
                  William D. Savoy                    Dr. Ronald W. Hart
                  Russell I. Pillar

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. During 1997, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

EMPLOYMENT AGREEMENT

The Chief Executive Officer has an employment agreement which renews automatically each year on March 10. Upon termination of the agreement, Mr. Brown would be entitled to a continuation of his compensation and related benefits for the remainder of the term or six months, which ever is longer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Filing Persons") to file with the SEC initial reports of ownership (Form 3), reports in changes of ownership (Form 4), or annual report of ownership (Form 5). All Filing Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based on its review of the copies of such reports furnished to the Company and upon certain other representations made by Filing Persons, Roger C. Wadsworth failed to timely file one (1) Form 4 which form was subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the normal course of business some members of the Board of Directors have proposed business alliances with companies with which they are associated. In the opinion of management, each of these transactions or arrangements were entered into on terms as favorable to the Company as could have been obtained in transactions or arrangements with unaffiliated third parties.

VULCAN VENTURES, INCORPORATED

Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan and the Company, Vulcan has the right to designate one director to the Company's Board of Directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company. In addition, the Company has agreed not to take any corporate action to increase its number of directors without the unanimous written consent of all directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company.

KNOWLEDGE EXPRESS DATA SYSTEMS, L.C.

Knowledge Express Data Systems, L.C. ("KE"), of which the Company owns 55.58%, is 30% owned by GRF Interests, Inc. ("GRF"), a company controlled by G. Robert Friedman, a significant stockholder and a former director of the Company. The Company provides computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KE. The Company charges KE a fixed monthly fee for the use of its systems operations plus 140% of the actual salaries for personnel working on KE services. Non-personnel expenditures are billed at the Company's actual cost. During 1997, the maximum indebtedness of KE to the Company was approximately $490,000, representing the amount due under the service contract and amounts loaned to KE for operating expenses. As of December 31, 1997 KE had no indebtedness to the Company. For the year ended December 31, 1997, KE had a net loss of $921,000, of which $512,000 was recognized by the Company. The operating results of KE for the year have been included in the financial statements as discontinued operations.

TELEBUILD, L.C.

Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 45.42% of Telebuild, L.C. ("Telebuild"). The Company and the Brown Family Partnership own 14.168% and 25.44%, respectively of Telebuild. The Brown Family Partnership is owned by David L. Brown, the Company's Chairman and Chief Executive Officer and other members of the Brown family. The Company performs services under contract for Telebuild which consist primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. The Company charges Telebuild for its personnel at a stipulated rate which reflects the full absorption of overhead costs to the Company plus an appropriate profit margin determined by management and approved by the outside directors. Non-personnel expenditures under the agreement are billed at actual cost. For the year ended December 31, 1997, $1,322,000, or 8.8% of the Company's total revenue was from services provided to Telebuild. Telebuild paid the Company approximately $1,094,000 for these services during 1997. As of December 31, 1997, Telebuild owed the Company $266,000.

CYBERACTION LIMITED

During 1996, the Company entered into a marketing license and revenue sharing agreement with CyberAction Limited. Dr. Ronald W. Hart and Mr. Stephen C. Wood are on the Board of Directors of CyberAction. No royalties were paid to CyberAction in 1997 and none are expected to be paid in 1998.

NOTABLE TECHNOLOGIES, L.L.C.

During 1997, the Company acquired the assets of Notable Technologies, L.L.C. for $100,000 through the issuance of 25,197 shares of restricted stock. Stephen C. Wood, a director of the Company, served as President and Chief Executive Officer of Notable Technologies, L.L.C., which filed for bankruptcy in April 1996.

WIRELESS SERVICES CORPORATION

The Company has entered into a service agreement with Wireless Services Corporation. Stephen C. Wood, a director of the Company, is the Chief Executive Officer of Wireless Services Corporation. Dr. Ronald W. Hart, also a director of the Company, serves on the Board of Directors for Wireless Services Corporation. The service became operational during 1997 and the Company does not expect to pay minimum fees or royalties in excess of $60,000 in 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 27, 1998, unless otherwise indicated with respect to the number of shares of Common Stock beneficially owned by (1) each director and/or named executive officer individually, (2) all executive officers and directors of the Company as a group, and (3) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The number of shares is exclusive of shares allocated to the person's account through the Company's 401(k) plan. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.

                                        NUMBER OF
                                         SHARES
                                       BENEFICIALLY
OWNERS                                   OWNED              % OF CLASS
----------------------                --------------        ----------
David L. Brown                          932,056(1)              8.4

Dr. Richard K. Carlin                   295,806(2)              2.7

Luiz V. Alvim                            43,504(3)              0.4

Roger C. Wadsworth                      121,953(4)              1.1

Neil S. Waldman                          13,750(5)              0.1

Dr. Ronald W. Hart                       49,500(6)              0.4

Burt H. Keenan                          126,500(7)              1.1


William D. Savoy                         44,277(8)              0.4


Stephen C. Wood                          31,100(9)              0.3

Paul G. Allen                         1,290,000(10)            11.7
Vulcan Ventures Incorporated
     110 110th  Avenue N.E.,
     Suite 685
     Bellevue, WA 98004-5840

G. Robert Friedman                    1,053,919                 9.5
     Friedman & Associates
     Five   Post  Oak  Park,
     Suite 1800
     Houston, Texas  77027

                                        NUMBER OF SHARES
                                          BENEFICIALLY
OWNERS (CONTINUED)                           OWNED         % OF CLASS

Paul F. Glenn                               588,861          5.3
Paul F. Glenn Revocable Trust
   P.O. Box 50310
   Santa Barbara, CA  93108

Lacy J. Harber                            1,150,500          10.4
   Route 2, Box 49Y
   Denison, Texas  75020

WisdomTree Capital  Management, Inc.        592,100(11)       5.4
   1633 Broadway, 38th Floor
   New York, New York  10019

All directors  and  executive
officers as a group (16 persons)          1,703,884          15.0

(1) Includes 702,818 shares owned by the Brown Family Partnership. David L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or directors of the Company. Includes 185,738 shares owned by David L. Brown personally. Also includes options to purchase 26,000 shares which are exercisable within the next sixty days.

(2) Includes options to purchase 30,030 shares which are exercisable within the next sixty days.

(3) Includes options to purchase 41,504 shares which are exercisable within the next sixty days.

(4) Includes options to purchase 12,885 shares which are exercisable within the next sixty days.

(5) Includes options to purchase 13,750 shares which are exercisable within the next sixty days.

(6) Includes options to purchase 20,500 shares which are exercisable within the next sixty days.

(7) Includes options to purchase 55,500 shares which are exercisable within the next sixty days.

(8) Includes options to purchase 14,277 shares which are exercisable within the next sixty days.

(9) Includes options to purchase 25,500 shares which are exercisable within the next sixty days.

(10)  Vulcan is owned 100% by Paul G. Allen.

(11) Pursuant to Schedule 13G filed February 26, 1998, reporting entity is the general partner of WisdomTree Associates, L.P. and the investment manager of WisdomTree Offshore Ltd., and may be deemed to have direct beneficial ownership of each of their shares.

------------------------------------------------------------------------------
              (2) RATIFICATION OF INDEPENDENT AUDITORS FOR 1998
------------------------------------------------------------------------------

The Board of Directors appointed the Company's existing certified public accountant, Hein + Associates LLP, as the independent auditors of the Company for the fiscal year ending December 31, 1998, and such appointment is hereby submitted to the stockholders for ratification. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

In the event the appointment of Hein + Associates LLP, as independent auditors for 1998 is not ratified by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the fiscal year ending December 31, 1998.

A representative of Hein + Associates LLP is expected to be present at the Annual Meeting and will not make a statement, but will be available to respond to appropriate stockholder questions.

The Board of Directors unanimously recommends a vote FOR ratification of the Board's appointment of Hein + Associates LLP as auditors for 1998.

MATTERS TO BE PRESENTED

As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Annual Meeting, are the election of the Board of Directors and the ratification of Hein + Associates LLP as the Company's independent auditors for 1998. If any other matters are presented to the meeting, the accompanying Proxy will be voted in accordance with the best judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the Company's 1999 Annual Meeting must be received in writing by the Secretary of the Company on or before January 8, 1999 if the proposal is to be considered by the Board of Directors for inclusion in the Company's Proxy material for that meeting.

EXPENSES OF SOLICITATION

The Company will bear the expense of preparing and mailing this Proxy material, as well as the cost of any required solicitation. In addition to this solicitation of Proxies, the officers, directors and regular employees of the Company, without receiving any additional compensation therefor, may solicit Proxies by mail, telephone, or personal contact. The Company will also request stockholders, banks and other fiduciaries to forward Proxy material to their principals or customers who are the beneficial owners of shares and will reimburse them for reasonable out-of-pocket expenses incurred.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    David L. Brown
                                    Chairman of the Board and CEO

May 8, 1998
Houston, Texas

                                TELESCAN , INC.
                       Solicited by the Board of Directors

The undersigned hereby David L. Brown and Roger C. Wadsworth, each with full power of substitution as proxies and authorizes them to vote as designated below all the shares of Common Stock of Telescan, Inc., held of record by the undersigned on April 27, 1998, at the Annual Meeting of Stockholders to be held on June 17,1998, and at any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the Stockholder, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2, AND IN THE DISCRETION OF THE PROXIES FOR SUCH OTHERS BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If more than one of the proxies designated hereby shall be present in person at the Annual Meeting, or at any adjournments thereof, each of said proxies present and voting, either in person or by substitution shall exercise all the powers herein given.

ITEM 1.  Election of Directors

         __FOR all nominees listed below              __WITHHOLD AUTHORITY
     (except as marked to the contrary below)    to vote for all nominees below

NOMINEES: David L. Brown, Dr. Richard K. Carlin, Dr. Ronald W. Hart, Burt H. Keenan, Russell I. Pillar, William D. Savoy, Roger C. Wadsworth and Stephen C. Wood

INSTRUCTION: To withold authority for any individual nominee, strike a line through the nominee's name above.

                                (continued and to be signed on the reverse side)
________________________________________________________________________________
                        (continued from the other side)

ITEM 2. Vote to ratify Hein + Associates LLP as auditors for the year ending
1998.

           __FOR             __AGAINST             __ABSTAIN

ITEM 3.
        In their discretion the proxies are authorized to vote upon such other business as may be properly come before the meeting.

                                         Date:______________________________1998

                                         _______________________________________
                                                   Signature

                                         _______________________________________
                                               (Typed or Printed Name)

                                         _______________________________________
                                             (Signature (if held jointly)

                                Please sign exactly as name appears hereon. When shares are held by joint tenents, both should sign. When signing as attorney, administrator, trustee or guardian, give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If partnership, please sign in partnership name by authorized personnel.


THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. PLEASE
   MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED.